Exhibit 99.1
SurModics and Merck Enter Ophthalmic
License and Research Collaboration Agreement
Includes Both I-vation™ TA and I-vation™ Platform for Merck Drugs
EDEN PRAIRIE, Minnesota and WHITEHOUSE STATION, New Jersey — June 27, 2007 — SurModics, Inc. (Nasdaq: SRDX) and Merck & Co., Inc. (NYSE: MRK) today announced a License and Research Collaboration Agreement to pursue the joint development and commercialization of the I-vation™ sustained drug delivery system with TA (triamcinolone acetonide) and other products that combine Merck proprietary drug compounds with the I-vation system for the treatment of serious retinal diseases.
Under the terms of the agreement, Merck will lead and fund development and commercialization activities for the SurModics innovative I-vation drug delivery platform in combination with triamcinolone acetonide and proprietary Merck compounds. SurModics will receive an up front licensing fee of $20 million and will be eligible to receive up to an additional $288 million in fees and development milestones associated with the successful product development and attainment of appropriate U.S. and EU regulatory approvals for these new combination products. In addition, Merck will reimburse SurModics for its development activities, and SurModics will be responsible for the manufacture and supply of clinical and commercial products. SurModics will also receive royalties on product sales.
“Today’s announcement is an important milestone in the history of SurModics and marks the first license of our sustained drug delivery platforms in the ophthalmology market,” said Bruce Barclay, President and CEO of SurModics. “Over the past three years, and as a result of the hard work by our employees, we have made tremendous strides evolving our business strategy and focusing on new market opportunities. We are now in a position to provide more components of the final product and better leverage our expertise in developing biomaterials, surface modification and drug delivery technologies to provide significant benefits to patients.”

“We are very pleased to join forces with SurModics in the development of the I-vation sustained drug delivery system as a platform for delivering TA and Merck compounds to treat retinal disease,” said Darryle D. Schoepp, Ph.D., Merck’s Senior Vice President and Head of Neuroscience Research and Development. “I-vation’s encouraging TA Phase I clinical trial results along with SurModics’ depth of technologies and expertise in polymers for sustained drug delivery make SurModics a compelling and complementary development partner.”
“Introducing new treatments for retinal diseases for which there are few therapeutic options supports Merck’s focus on developing new medicines for unmet medical needs. This agreement adds to our strong existing franchise in glaucoma, and builds upon Merck’s long history of innovative therapeutics in ophthalmics,” added Schoepp.
About I-vation
The I-vation Intravitreal Implant is a drug delivery system capable of delivering a variety of drugs on a sustained release basis for well over a year, can be implanted in a minimally invasive procedure, and may be removed once the drug has been fully released. Currently, the majority of treatments being developed for AMD and DME require repeated injections into the eye, often with a suboptimal drug dosing profile. Replacing multiple injections with a single implant providing long-term, controlled drug release could represent a significant advance in therapeutic treatment, including improved patient compliance, reduced side effects and greater efficacy.
I-vation TA (a version of the I-vation implant formulated with the steroid triamcinolone acetonide) is being studied in a Phase I human clinical trial called STRIDE (Sustained Triamcinolone Release for Inhibition of Diabetic Macular Edema). The trial is assessing the safety and tolerability of the I-vation™ Intravitreal Implant with triamcinolone acetonide (TA) in patients with Diabetic Macular Edema (DME) under an Investigational New Drug application with the U.S. Food and Drug Administration. The nine month data from the study were presented in May 2007 at the Association for Research in Vision and Ophthalmology (ARVO) annual meeting in Fort Lauderdale, Florida.

The I-vation sustained drug delivery system can be used in combination with compounds to provide a longer and more sustained drug delivery. The platform nature of this technology facilitates the use of SurModics’ many drug delivery polymer matrix technologies, including the Bravo™ polymer matrix, which is currently used on the Cypher® Sirolimus-Eluting Coronary stent from Cordis Corporation, a Johnson & Johnson company.
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies in the areas of biocompatibility, site specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. Recent collaborative efforts include the implementation of SurModics’ Bravo™ drug delivery polymer matrix as a key component of the first-to-market drug eluting coronary stent. SurModics is also active in the ophthalmology market with a sustained drug delivery system that is currently in human trials for treatment of retinal disease. A significant portion of SurModics’ revenue is generated by royalties earned from the sale of our customers’ commercial products. SurModics is headquartered in Eden Prairie, MN. More information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

About Merck
Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck currently discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
Merck Forward-Looking Statement
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2006, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
Contacts
SurModics, Inc.
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700
Merck & Co., Inc.
Amy Rose, Director, Media Relations
(908) 423-6537
Or, Investors:
Graeme Bell, Executive Director, Investor Relations
(908) 423-5185